Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QAD Inc.:

We consent to the use of our reports dated April 14, 2016, with respect to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2016, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2016, incorporated herein by reference.

/s/ KPMG, LLP

Woodland Hills, California

July 7, 2016